UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/02/2008

Tesco Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28778

Alberta	76-0419312
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3993 West Sam Houston Parkway North
Suite 100
Houston, TX 77043-1211
(Address of principal executive offices, including zip code)

713-359-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Tesco Corporation ("TESCO" or "the Company") announced today that Robert L. Kayl, the Company's Vice President and Controller, has been named Senior Vice President and Chief Financial Officer effective July 2, 2008.

Mr. Robert L. Kayl, 37, has served as TESCO's acting Chief Financial Officer since June 25, 2008 and has been Vice President and Corporate Controller since August 2007. He has been the Company's principal accounting officer since April 8, 2008. Prior to assuming his current position, Mr. Kayl worked for one of the Company's subsidiaries as the Vice President, Tax and Treasury from September 2006 until August 2007 and as Vice President, Tax and Strategic Planning from September 2005 until September 2006. Prior to joining the Company in 2005, Mr. Kayl worked for Noble Drilling Services Inc., a subsidiary of Noble Corporation, as Tax Director.

Mr. Kayl is expected to enter into an employment agreement and indemnity agreement with the Company shortly. As set forth in his offer letter, his annual base salary will be $250,000 and his target and maximum bonus under the Company's Short Term Incentive Plan will be 50% and 100% of base salary, respectively.

A copy of the Company's press release announcing this appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference. A copy of Mr. Kayl's offer letter is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tesco Corporation

Date: July 02, 2008	By:	/s/ James A. Lank
James A. Lank
General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release July 2, 2008 Robert Kayl CFO
EX-99.2	Offer Letter July 2, 2008 Robert Kayl CFO